COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE March 1, 2006

Cooper Tire & Rubber Company Reports
Fourth Quarter Results

Fourth Quarter Highlights

Net sales increased 6 percent to a new all time record
Sales from North American Tire Operations increased 7 percent
Unit sales of SUV and Light Truck Tires increased 8 percent
Unit sales of HP/UHP tires increased 37 percent

Findlay, Ohio, March 1, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a 6 percent year-over-year increase in net sales and a new all-time quarterly record for the Company’s tire operations. Total net sales for the Company’s continuing operations increased to $572 million in the quarter ended December 31, 2005 compared to $541 million in the same period of 2004. The increase was driven primarily by higher average prices and improved product mix in the Company’s North American Tire operations.

The Company’s continuing operations generated operating profit of $6 million and a net loss of $6 million in the fourth quarter of 2005 compared to operating profit of $7 million and net income of $3 million in the same period a year ago. On a per share basis, this equates to a net loss of 11 cents in the fourth quarter of 2005 compared to net earnings of 4 cents in the fourth quarter of 2004.

In addition to higher raw material costs and improved pricing and mix, operating profit for the quarter included a $12 million positive impact from a settlement in a dispute with certain suppliers and the negative impact of $8 million from reduced operating levels in the Company’s North American plants, $6 million in scrap charges stemming from voluntary recalls of a limited number of tires in two specific product lines, $3 million in asset write-downs and $2 million in severance costs.

Results for the quarter also included the positive impact of a $6 million gain on the Company’s repurchase of publicly traded debt and the negative impact of $9 million in taxes imposed on earnings repatriated to the United States from the Company’s foreign operations at favorable rates.

Net results for the quarter, including discontinued operations, were a loss of $7 million compared to net income of $133 million in the fourth quarter of 2004. The prior year’s results included $18 million in net income from discontinued operations and a gain of $112 million from the sale of the Company’s automotive operations.

For the full year 2005, Cooper’s continuing operations generated net sales of $2.2 billion, a 4 percent increase compared to net sales of $2.1 billion in 2004. The Company’s continuing operations incurred a loss of $15 million in 2005, compared to income of $27 million in 2004. Sales increased as a result of higher prices and improved mix throughout the year. Operating profit declined due largely to higher raw material prices, lower overall unit volumes, and plant inefficiencies. The plant inefficiencies were driven by ongoing plant and product transitions which were largely completed during the year, the strike in the Texarkana, AR facility in the first and second quarters and reduced production levels in all four North American plants in the fourth quarter. These were only partially offset by improved product price and mix. Including income from and the gain on the sale of discontinued operations, the Company generated a net loss of $9 million or 15 cents per share in 2005 compared to total net income of $201 million or $2.68 per share in 2004.

North American Tire Operations

The Company’s North American tire operations reported sales of $525 million in the quarter, up 7 percent compared to $491 million in the fourth quarter of 2004. This increase was driven by improved pricing and product mix. Cooper’s shipments of premium SUV and light truck tires continued to outpace the industry during the fourth quarter, increasing by more than 8 percent and Cooper’s shipments of high performance and ultra-high performance tires increased by more than 37 percent. Overall tire unit shipments were flat, however, as a result of lower shipments in the broadline economy tire category.

Fourth quarter operating profit for the North American Tire operations was $9 million, compared to $14 million in the same period last year. The decline was largely the result of higher raw material costs, the inefficiency and unabsorbed overhead resulting from reduced operating levels in North American plants, and the scrap related to voluntary product recalls. These were partially offset by improved price and mix and a positive settlement in a dispute with certain material suppliers.

For the full year, the Company’s North American Tire Operations reported sales of $2.0 billion, up 4 percent compared to $1.9 billion in 2004. The increase was primarily the result of higher prices and improved product mix, partially offset by lower tire unit shipments and reduced shipments of tread rubber and custom mix rubber products.

Full year operating profit for the North American Tire Operations was $36 million in 2005 compared to $76 million in 2004. The decline was primarily the result of higher raw material costs, lower total unit shipments, and operating inefficiencies related to the strike in the Company’s Texarkana, AR production facility in the first and second quarters and the reduced operating levels in all four North American production facilities in the fourth quarter. These were partially offset by overall improvements in price and product mix.

International Tire Operations

The Company’s International Operations reported sales of $61 million in the fourth quarter of 2005 compared to $63 million in the fourth quarter of 2004. The decline in total sales was almost entirely the result of unfavorable changes in foreign exchange rates.

The international unit generated an operating loss of $4 million in the quarter compared to break-even results in the fourth quarter of 2004. The decline in operating profit was the result of higher raw material costs in European operations and higher general and administrative expenses related to the start up of operations in Asia.

For the full year, the Company’s International Operations reported sales of $264 million and an operating loss of $4 million in 2005. This compares with sales of $257 million and operating profit of $9 million in 2004. Sales were up as a result of improved price and mix, partially offset by currency exchange rates. Operating profit for the International Tire Operations declined due to higher raw material costs, increased administrative expense in Asia, and increased plant inefficiencies and scrap in the Company’s Melksham, UK facility, related to the ramp up of new ultra-high performance and racing products.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “There were many items, both positive and negative, that obscured our actual results and make it difficult to immediately recognize the improvements and progress we have achieved in our operations. The reduced production schedules we implemented during the fourth quarter enabled us to reduce our overall inventory and rebalance it with an increased focus on products that are in greatest demand. Investments in our plants and the transitions to new and more efficient equipment throughout the year have increased our capacity to produce ultra-high performance and larger rim diameter tires by approximately 75 percent. We have already seen improvements in our sales mix as a result and ongoing trends in production efficiency and scrap rates are improving significantly.”

Outlook

“Raw material prices will continue to present challenge and uncertainty in the tire industry in 2006. Stubbornly high oil prices and recent spikes in natural rubber prices will certainly have an impact on the first and second quarters of the year. In spite of this headwind, we remain optimistic about our opportunities for the year overall,” Dattilo continued. “The preliminary RMA forecast for the North American light vehicle replacement tire market in 2006 is for growth of around 2 percent. Based on certain customer agreements and the enthusiasm and support from our dealers overall, our internal forecasts are for growth above that in our North American operations. And we started the year well by outpacing the market in January. In addition, our acquisition of Cooper Chengshan (Shandong) Tire Company in China will add approximately $500 million in profitable sales annually.”

“As all of our efforts from the past 18 – 24 months come together, we expect to see continued improvements in manufacturing efficiency, improvements in product and customer mix, improving order fill rates, increasing market share in all of our key markets and particularly within key product lines, increased low-cost product sourcing and profitable international operations. We expect each of these areas to contribute to improved results in 2006,” Dattilo concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 40 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at:

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended				Year Ended
	December 31				December 31
	2004		2005		2004		2005
Net sales	$540,967		$572,403		$2,081,609		$2,155,185
Cost of products sold	487,298		527,071		1,848,616		1,967,835

Gross profit	53,669		45,332		232,993		187,350
Selling, general and administrative	46,067		39,263		171,689		161,192
Adjustment to class action warranty	—		—		(11,273)		(277)
Restructuring charges	242		—		9,353		—

Operating profit	7,360		6,069		63,224		26,435
Interest expense	6,610		13,036		27,569		54,511
Debt extinguishment (gain) loss	—		(6,175)		—		4,228
Interest income	(1,022)		(4,550)		(2,068)		(18,541)
Other — net	1,982		826		2,717		588

Income (loss) before taxes	(210)		2,932		35,006		(14,351)
Provision (credit) for taxes	(3,427)		9,436		7,560		704

Income (loss) from continuing operations
before minority interests	3,217		(6,504)		27,446		(15,055)
Minority interests	—		8		—		22

Income (loss) from continuing operations	3,217		(6,496)		27,446		(15,033)
Income (loss) from discontinued operations,
net of income taxes	17,559				61,478
Gain (loss) on sale of discontinued operations,
net of income taxes	112,448		(355)		112,448		5,677

Net income	$133,224		($6,851)		$201,372		($9,356)

Basic earnings per share
Income (loss) from continuing operations	$0.04		($0.11)		$0.37		($0.24)
Income (loss) from discontinued operations	$0.24		$0.00		$0.83		$0.00
Gain (loss) on sale of discontinued operations	$1.53		($0.01)		$1.52		$0.09

Net income	$1.82	*	($0.11)	*	$2.71	*	($0.15)
Diluted earnings per share
Income (loss) from continuing operations	$0.04		($0.11)		$0.37		($0.24)
Income (loss) from discontinued operations	$0.24		$0.00		$0.82		$0.00
Gain (loss) on sale of discontinued operations	$1.51		($0.01)		$1.50		$0.09

Net income	$1.79		($0.11)	*	$2.68	*	($0.15)
Weighted average shares outstanding
Basic	73,398		61,317		74,201		63,653
Diluted	74,319		61,600		75,185		64,198
Depreciation	$28,221		$29,294		$109,805		$108,340
Amortization	$1,134		$3,359		$4,792		$7,327
Capital expenditures	$63,019		$44,140		$159,308		$172,152
Segment information
Net sales
North American Tire	$491,242		$524,574		$1,874,905		$1,957,666
International Tire	62,817		61,301		257,220		264,451
Eliminations	(13,090)		(13,472)		(50,516)		(66,932)
Segment profit (loss)
North American Tire	$14,164		$9,151		$75,952		$35,819
International Tire	(79)		(3,819)		9,420		(3,643)
Unallocated corporate charges and eliminations	(6,726)		737		(22,148)		(5,741)
******************************
CONSOLIDATED BALANCE SHEETS
	December 31

	2004		2005

Assets

Current assets:
Cash and cash equivalents	$881,728		$280,712
Short-term investments	46,064		—
Accounts receivable	340,897		338,793
Accounts receivable from sale of automotive operations	48,770		—
Inventories	248,782		306,046
Prepaid expenses, deferred income taxes and other	65,425		42,850
Assets of discontinued operations and held for sale	10,813		400

Total current assets	1,642,479		968,801
Property, plant and equipment	729,420		786,225
Goodwill	48,172		48,172
Restricted cash	12,484		12,382
Intangibles and other assets	235,529		336,606

	$2,668,084		$2,152,186

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$459		$79
Trade payables and accrued liabilities	290,258		257,444
Income taxes	1,320		15,390
Liabilities related to the sale of automotive operations	19,201		4,684
Liabilities of discontinued operations	727		—

Total current liabilities	311,965		277,597
Long-term debt	773,704		491,618
Postretirement benefits other than pensions	169,484		181,997
Other long-term liabilities	178,282		225,850
Long-term liabilities related to the sale of automotive operations	23,116		14,407
Deferred income taxes	41,000		21,941
Stockholders’ equity	1,170,533		938,776

	$2,668,084		$2,152,186

* Amounts do not add to due rounding